EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11129, 333-42279, 333-71623, 333-38570, and 333-58572 on Form S-8 of our report on internal control over financial reporting dated April 29, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K/A of Captaris, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

April 29, 2005